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                                   Exhibit 99

                        Press Release Dated July 31, 1998
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[LOGO OF COMMERCIAL
 FEDERAL CORPORATION
 APPEARS HERE]                                                      News Release


Date:       July 31, 1998

Contact:    Larry R. Goddard
            Investor Relations Department
            (402) 390-6553


FOR IMMEDIATE RELEASE
---------------------

         Omaha, Nebraska (July 31, 1998)--Commercial Federal Corporation (NYSE:
CFB) today announced the completion of the acquisition of AmerUs Bank, a wholly-owned subsidiary of AmerUs Group Co., headquartered in Des Moines, Iowa. AmerUs Bank merged with and into Commercial Federal Bank, a wholly-owned subsidiary of Commercial Federal Corporation.

         In this transaction, Commercial Federal acquired all of the outstanding shares of AmerUs Bank's common stock for total consideration of $178,269,009.

         AmerUs Bank operated 47 branches located in Iowa (26), Missouri (7), Nebraska (7), Kansas (4), Minnesota (2) and South Dakota (1). At June 30, 1998, AmerUs Bank had assets of approximately $1.251 billion, deposits of approximately $959 million, and stockholders' equity of approximately $87.0 million. This acquisition will be accounted for as a purchase.

         "The completion of this acquisition further enhances Commercial Federal's Iowa franchise," said William A. Fitzgerald, chairman of the board and chief executive officer of Commercial Federal. "Commercial Federal is now the fourth largest bank in Iowa and the second largest in Des Moines. This acquisition provides a strong base for our community banking operation along with entry into Missouri and South Dakota, and the expansion of our Nebraska, Kansas, and Minnesota presence. In addition, 36 of the acquired AmerUs Bank
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branches are located in supermarkets, providing Commercial Federal with another new banking venue."

         As a result of this acquisition, Commercial will operate 216 branches located in Iowa (76), Kansas (41), Nebraska (41), Colorado (21), Oklahoma (19), Arizona (7), Missouri (7), Minnesota (3), and South Dakota (1). In addition to retail banking, Commercial Federal operations include mortgage banking, consumer and business financing, insurance, trust and investment services.

         Commercial Federal, including the AmerUs Bank acquisition and before purchase accounting adjustments, has assets of approximately $10.2 billion and deposits of approximately $6.3 billion. Commercial Federal Corporation shares are traded on the New York Stock Exchange under the symbol "CFB."